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                                                                    EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement on Form S-8 filed as Post-Effective Amendment No. 1 to Registration Statement No. 333-61440 of AmerisourceBergen Corporation on Form S-4 of our reports dated November 1, 2000 (December 20, 2000 as to Note 17), appearing in the Annual Report on Form 10-K of Bergen Brunswig Corporation for the year ended September 30, 2000 and our report for AmerisourceBergen Corporation dated May 21, 2001 appearing in Registration Statement No. 333-61440 of AmerisourceBergen Corporation on Form S-4 under the Securities Act of 1933 insofar as such report relates to the financial statements of AmerisourceBergen Corporation as of March 31, 2001.



/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
September 14, 2001